Exhibit 10.23

iGATE CORPORATION

iGATE Corporation 2006 Stock Incentive Plan

RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (the “Agreement”), made as of this 12th day of July, 2012 (the “Grant Date”), by and between iGATE Corporation, 6528 Kaiser Drive, Fremont, CA 94555 (the “Corporation”)

and

Sanjay Tugnait (Emp ID – 804874) (the “Grantee”), a key employee of the Corporation.

WITNESSETH THAT:

WHEREAS, Grantee is now employed by the Corporation [“Corporation”, when used herein with reference to employment of Grantee, shall include any Affiliate of the Corporation as such term is defined in the iGATE Corporation 2006 Stock Incentive Plan (the Plan)] as a key employee of the Corporation. Grantee in consideration of the covenants and agreements herein contained and intending to be legally bound hereby, agree as follows:

SECTION 1: Stock Award

1.1

Award. Subject to the terms and conditions set forth in this Agreement and to the terms of the “Plan”, the Corporation hereby awards to the Grantee 22,000 shares of the Corporation’s common stock, par value $.01 per share, (the “Common Stock”) on the 12th day of July 2012 (the “Grant Date”), subject to adjustment as provided in Section 14 of the Plan. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Plan.

1.2	Acceptance. The Grantee accepts the award confirmed hereby, and agrees to be bound by the terms and provisions of this Agreement and the Plan, as the Agreement and the Plan may be amended from time to time; provided, however, that no alteration, amendment, revocation or termination of this Agreement or the Plan shall, without the written consent of the Grantee, adversely affect the rights of the Grantee with respect to the award.

SECTION 2: Restrictions on Transfer

2.1	Nontransferable. No shares of Common Stock awarded hereunder or any interest therein may be sold, transferred, assigned, pledged or otherwise disposed of (any such action being hereinafter referred to as a “Disposition”) by the Grantee until such time as this restriction lapses with respect to such shares pursuant to Sections 3.1 or 3.2 hereof, and any attempt to make such a Disposition shall be null and void and result in the immediate forfeiture and return to the Corporation without consideration of any shares of Common Stock as to which restrictions on Disposition shall at such time be in effect.

2.2	Legend. The Grantee agrees that a restrictive legend in substantially the following form may be placed on the shares of Common Stock awarded hereunder:

“The sale, transfer, assignment, pledge or other disposition of the shares represented hereby is subject to the restrictions set forth in the iGATE Corporation 2006 Stock Incentive Plan and in the Restricted Stock Agreement executed thereunder dated as of 12th day of July 2012. No such transaction shall be recognized as valid or effective unless there shall have been compliance with the terms and conditions of such Plan and Agreement.”

2.3	Custody. The Grantee hereby authorizes the Corporation or its agents to retain custody of the Common Stock awarded hereunder until such time as the restrictions on Disposition lapse. As soon as practicable after the date on which restrictions on Disposition of any shares lapse, the Corporation will cause such shares to be issued to or credited to a book-entry account in the Grantee’s name with the restrictive legend described in Section 2.2 hereof removed. The Grantee understands that the transfer agent for the Common Stock will be instructed to effect transfers of the shares of Common Stock awarded hereunder only upon satisfaction of the conditions set forth herein and in the Plan.

SECTION 3: Vesting, Forfeiture, Termination of Employment and Disability

3.1	Vesting Period and Forfeiture.

(a)	Vesting. Subject to Section 3.2 hereof, if the Grantee remains continuously employed by the Corporation through the close of business on the dates listed below, the restrictions on Disposition on the number of shares of restricted Common Stock set forth next to such particular date (as may be adjusted under Section 14 of the Plan) will lapse upon such date and the Grantee shall receive the shares of Common Stock free of such restrictions on Disposition:

Vesting Date	Number of Shares
July 12, 2015	5,500
July 12, 2016	5,500
July 12, 2017	11,000

(b)	Forfeiture upon Termination of Employment. Upon the effective date of Granteee’s voluntary termination of employment, termination for cause, involuntary termination or retirement from the Corporation occurring prior to the lapse of restrictions on Disposition pursuant to this Section 3.1 or pursuant to Section 3.2 hereof, all shares of Common Stock then subject to restrictions on Disposition shall immediately be forfeited and returned to the Corporation without consideration or further action being required of the Corporation. The effective date of the Grantee’s termination shall be the date upon which the Grantee ceases to perform services as an employee of the Corporation, without regard to accrued vacation, severance or other benefits or the characterization thereof on the payroll records of the Corporation.

3.2	Specified Terminations of Employment.

(a)	Death or Permanent Total Disablement. The restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately upon termination of the Grantee’s employment with the Corporation if such termination is by reason of (i) the Grantee’s death, or (ii) Grantee’s permanent total disablement (covered by a long-term disability plan of the Corporation then in effect) and the Grantee/the Grantee’s legal heir shall be entitled to shares of Common Stock vested till the time of Death or permanent total disablement. Notwithstanding anything contained herein, the Compensation Committee of the Board at its own discretion may review on a case to case basis regarding the unvested awards in case of Grantee’s death or permanent total disablement.

(b)	Change in Control. Notwithstanding the foregoing, upon the occurrence of the following events set forth in (i), (ii), (iii) and (iv) below (each a “Change in Control”), the restrictions on Disposition of the Common Stock set forth in Section 2.1 hereof shall lapse immediately and the unvested shares of Common Stock shall become payable immediately in the form of restricted Stock on the effective date in the Change of Control. For these purposes, “Change in Control” shall mean the occurrence of any of the following events:

i)	The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Act”)) (a “Person”) (other than the Corporation, a Subsidiary or any of their respective benefit plans or affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either (i) the then outstanding shares of Stock (the “Outstanding Stock”) or (ii) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Company Voting Securities”); or

ii)	Individuals who, as of the date of this Agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the Effective Date whose election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act); or

iii)

Approval by the stockholders of the Corporation of a reorganization, merger or consolidation or similar form of corporate transaction, involving the Corporation or any of its Subsidiaries (a “Business Combination”), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Stock and Company Voting Securities immediately prior to such Business Combination do not, immediately following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Stock and Company Voting Securities, as the case may be; or

iv)	(A) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation or (B) sale or other disposition of all or substantially all of the assets of the Corporation other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Stock and Company Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Stock and Company Voting Securities, as the case may be, immediately prior to such sale or disposition.

SECTION 4: Miscellaneous

4.1	No Right to Employment. Neither the award of Common Stock nor anything else contained in this Agreement or the Plan shall be deemed to limit or restrict the right of the Corporation to terminate the Grantee’s employment at any time, for any reason, with or without cause.

4.2	Compliance with Laws. Notwithstanding any other provision of this Agreement, the Grantee hereby agrees to take any action, and consents to the taking of any action by the Corporation, with respect to the Common Stock awarded hereunder necessary to achieve compliance with applicable laws or regulations in effect from time to time. Any determination in this connection by the Committee shall be final, binding and conclusive. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the award of Common Stock under the Plan, the lapsing of restrictions thereon or the delivery of shares in book-entry form or otherwise therefore to comply with any law or regulation in effect from time to time.

4.3	Plan Governs. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.

4.4	Liability for Breach. The Grantee hereby indemnifies the Corporation and holds it harmless from and against any and all damages or liabilities incurred by the Corporation (including liabilities for attorneys’ fees and disbursements) arising out of any breach by the Grantee of this Agreement, including, without limitation, any attempted Disposition in violation of Section 2.1 hereof.

4.5

Tax Withholding. The Grantee shall be advised by the Corporation as to the amount of any federal, state, local or foreign income or employment taxes required to be withheld on the compensation income resulting from the award of, or lapse of restrictions on, the Common Stock. The Grantee shall pay any taxes required to be withheld directly to the Corporation in cash upon request; provided, however, that where the restrictions on Disposition set forth in Section 2.1 hereof have lapsed the Grantee may satisfy such obligation in whole or in part by requesting the

Corporation in writing to withhold from the Common Stock otherwise deliverable to the Grantee or by delivering to the Corporation shares of its Common Stock having a Fair Market Value, on the date the restrictions lapse equal to the amount of the aggregate minimum statutory withholding tax obligation to be so satisfied, in accordance with such rules as the Compensation Committee may prescribe. The Corporation’s obligation to issue or credit shares to the Grantee is contingent upon the Grantee’s satisfaction of an amount sufficient to satisfy any federal, state, local or other withholding tax requirements, notwithstanding the lapse of the restrictions thereon.

4.6	Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, other than any choice of law provisions calling for the application of laws of another jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Grant Date.

iGATE CORPORATION

/s/ Mukund Srinath
Mukund Srinath Senior Vice President – Legal & Corporate Secretary